Exhibit 10.27
December 23, 2013

Rolla P. Huff
1375 Peachtree Street
Atlanta, GA 30309

Re:    Succession Agreement

Dear Rolla:

This letter agreement sets forth the complete terms under which you are retiring as the Chief Executive Officer and President of EarthLink, Inc. (the “Company”) and will serve as the Company’s Chairman of the Board during a “Transition Period” (as defined below).
1.Retirement Date. You are hereby retiring as the Chief Executive Officer and President of the Company effective as of January 13, 2014 (your “Retirement Date”). You also are hereby resigning as of the Retirement Date from the boards of directors of any of the Company’s subsidiaries on which you serve and any other positions that you hold with any of the Company’s subsidiaries.
2.    Payments. As consideration for the General Release described in paragraph 9 of this letter agreement and the other consideration described herein, the receipt and adequacy of which are hereby acknowledged, the Company will pay you the following:
(a)    You, or after your death, your beneficiary, will receive a payment in the amount of $1,650,000.00 in a single lump sum payment on the first payroll date occurring (and no later than thirty (30) days) after the six months following your Retirement Date or, if earlier, your death; and
(b)    You, or after your death, your beneficiary, will receive a non-compete payment in the amount of $1,650,000.00 in a single lump sum payment on the first payroll date occurring (and no later than thirty (30) days) after the six months following your Retirement Date or, if earlier, your death; and
(c)    You, or after your death, your beneficiary, will receive the annual bonus you would have received, if any, under the Company’s annual bonus plan for the Company’s fiscal year ending December 31, 2013, such annual bonus to be based on actual financial performance (without regard to personal performance metrics), and such annual bonus to be paid, in a single lump sum on the same date as bonus awards for the Company’s fiscal year ending December 31, 2013 are paid to the other participants in the Company’s annual bonus plan (but in no event later than 2½ months after December 31, 2013).

Nothing in this letter agreement shall be deemed an admission by the Company or any parent, subsidiary or affiliate of the Company, or by you, of any violation of any agreement, statute, law, or right or of any wrongdoing of any kind.
3.    Employee Benefits. You also will receive the following employee benefits:
(a)    You will have the right to elect and pay for continuation of your health insurance coverage under the Company’s health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), in accordance with the terms of the applicable Company health plans, and you will be required to pay any sums that are required to be paid for such COBRA continuation coverage. You, or after your death, your beneficiary, will receive a COBRA payment in the amount of $25,812.00 in a single lump sum payment on the first payroll date occurring (and no later than thirty (30) days) after the six months following your Retirement Date or, if earlier, your death.
(b)    You will receive your vested benefits under the Company’s 401(k) Plan in accordance with its terms.
(c)    You and your dependents’ rights to benefits under the Company’s other employee benefit plans in which you participated, if any, will be determined in accordance with the applicable plan documents.
(d)    You may retain your current Company-provided computer and related equipment, iPad and cellular telephone, cleared of any Company proprietary or confidential information.
4.    Standard Payments. You, and after your death, your beneficiary, will receive payments for your earned and unpaid base salary accrued through your Retirement Date and unreimbursed business and entertainment expenses incurred or otherwise payable through your Retirement Date as are reimbursable under the Company’s normal policies. Payment of these items will be made in a manner consistent with the normal check processing schedules of the Company but in no event later than thirty (30) days after your Retirement Date. Payment of unreimbursed medical, dental and other employee benefit expenses shall be paid pursuant to the terms of the applicable benefit plans in which you participated.

5.    Transition Period.
(a)    During the period commencing on your Retirement Date and ending on a date to be mutually agreed between you and the Board of Directors, which date shall not be later than the date of the Company’s 2014 Annual Meeting of Stockholders (the “Termination Date), you shall continue to serve as the Company’s Chairman of the Board. As Chairman, your primary responsibilities shall include providing transition assistance to the new Chief Executive Officer and President of the Company with respect to the following: Board of Directors meeting planning; 2014 budgeting and longer-term planning; 2014 compensation program development; 2013 officer incentive compensation and performance reviews; and investor and customer communications.
(b)    As sole compensation for your services as Chairman, you shall be paid at the rate of your base salary in effect as of the Retirement Date in accordance with the manner you were paid prior to your Retirement Date (no less frequently than monthly). For the avoidance of doubt, you will not be a participant in the Company’s annual bonus plan or long-term incentive plan for the Company’s fiscal year ending December 31, 2014. You also will not be a participant in the Board of Directors Compensation Plan.
(c)    As Chairman you will be reimbursed for business and entertainment expenses incurred through your Termination Date, subject to reasonable documentation and compliance with the Company’s standard expense reimbursement policy.
(d)    On the Termination Date you shall resign as a member of the Company’s Board of Directors, as the Chairman of the Board and as an employee of the Company. After the Termination Date, you will no longer be an employee of the Company or of any parent, subsidiary or affiliate of the Company. You also agree to waive any claim of future employment with the Company or any parent, subsidiary or affiliate of the Company.
(e)    Notwithstanding the foregoing, for purposes of Section 409A of the Code, the Company and you agree that you will have a “separation from service” within the meaning of Section 409A of the Code on the Retirement Date, because it is reasonably anticipated that the level of bona fide services you will perform after the Retirement Date will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services you performed over the thirty six (36) month period immediately preceding the Retirement Date.
6.    Company Stock.
(a)    Your Company Stock Options as of the Retirement Date are set forth on Exhibit A attached hereto. Your Company Stock Options shall become vested, if not previously vested, as of the Retirement Date. Should you be prohibited from executing your then vested Company Stock Options during the ninety (90)-day period after the Termination Date due to having material non-public information about the Company, such exercise period will be extended until ten (10) days following the date that you no longer have material non-public information about the Company (but in no event will your vested Company Stock Options be exercisable beyond their latest expiration date as set forth in the award agreements).

(b)    Set forth on Exhibit B attached hereto are your Company Restricted Stock Units (“Company RSUs”) as of the Retirement Date and the applicable vesting terms for your Company RSUs. Your Company RSUs shall become vested and payable, if not previously vested and payable as of the Retirement Date, except if any of such Company RSUs contain performance criteria for payment (either alone or in combination with any continued employment or other requirements), then any tranche of such Company RSUs for which the performance period has ended prior to the Retirement Date shall not be affected by the foregoing provisions of this paragraph. For example, if the Company RSU has separate twelve (12)-month performance periods for each of two tranches and the Retirement Date occurred during the beginning of the second such performance period, the second tranche would fully vest upon the Retirement Date; and the first tranche would vest (or not) based on the actual achievement of the performance goals applicable to the first performance period. Promptly following (and no later than thirty (30) days after) your Retirement Date, the Company shall deliver to you the shares of Common Stock related to such vested and payable Company RSUs together with cash dividend amounts payable with respect to such Company RSUs in accordance with the terms of the award agreements. In accordance with past practice, the Company will accept shares of Common Stock underlying Company RSUs in settlement of tax withholding obligations.
7.    Accord and Satisfaction. By signing this letter agreement, you accept the payments and benefits described herein as a final accord and satisfaction of all payments and benefits due you from the Company or any parent, subsidiary or affiliate of the Company relating to your employment, including, without limitation, any amounts that may be due you under the terms of your Second Amended and Restated Employment Agreement dated October 19, 2011 (as amended), which is attached hereto as Exhibit C (your “Employment Agreement”), and you hereby waive any rights to receive any other payments and benefits from the Company or any parent, subsidiary or affiliate of the Company other than as described in this letter agreement, including without limitation, any payments and benefits to which you may be entitled under your Employment Agreement. You also acknowledge that you are not entitled to receive any payments or benefits under any severance plan, arrangement, program or policy of the Company or any parent, subsidiary or affiliate of the Company. Except as otherwise provided herein, this letter agreement constitutes the final and entire agreement between you and the Company on the subject matter herein, and no other representation, promise, or agreement has been made to cause you to sign this letter agreement. All other agreements regarding your employment or the subject matter therein shall be superceded by this letter agreement, except as expressly set forth herein.
8.    Non-Competition, Non-Recruitment and Confidential Information. You agree, acknowledge and affirm that Sections 7, 8, 9, and 10 of your Employment Agreement remain in full force and effect and are not superceded, merged or otherwise affected by this letter agreement and that you will continue to be bound by the terms and conditions of Sections 7, 8, 9, and 10 of your Employment Agreement (notwithstanding the non-renewal and termination of the other provisions of your Employment Agreement as described above). You further agree that the covenants, prohibitions and restrictions contained in this letter agreement are in addition to, and not in lieu of, any rights or remedies that the Company may have available pursuant to the foregoing sections of your Employment Agreement or the laws of any jurisdiction, or the common law or equity, and the enforcement or non-enforcement by the Company of its rights and remedies pursuant to this letter agreement shall not be construed as a waiver of any other rights or remedies that it may possess. Any breach by you of this paragraph 8, or of Sections 7, 8, 9, and 10 of your Employment Agreement, shall be grounds for termination of any payments to be made or benefits to be delivered hereunder. Additionally, in the event of any such breach, you agree to repay the Company the gross amount of any payments and benefits described in paragraphs 2, 3(a) and 6 of this letter agreement that you previously received pursuant to this letter agreement (including reimbursement of the benefits you received under paragraph 6 of this letter agreement), that you would not have been entitled to receive absent this letter agreement.
9.    General Release. For and in consideration of the payments and promises set forth in this letter agreement, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, you hereby release, acquit, and forever discharge the Company, and all its affiliates, parents, subsidiaries, partners, joint venturers, owners, and shareholders, and all of their officers, directors, employees, representatives, and agents, and all successors and assigns thereof (each a “Released Party”), from any and all claims, charges, complaints, demands, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, entitlements, costs, losses, debts, and expenses (including attorneys’ fees and legal expenses), of any nature whatsoever, known or unknown, which you now have, had, or may hereafter claim to have had against the Company or any other Released Party, of any kind or nature whatsoever, arising from any act, omission, transaction, matter, or event which has occurred or is alleged to have occurred through the Retirement Date and that is relating in any way to your employment with the Company or any Released Party, or the conclusion of that employment, whether such claims are now known or are later discovered.
The claims knowingly and voluntarily released herein include, but are not limited to, claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act or other federal or state wage and hour laws, the Employee Retirement Income Security Act, claims for breach of contract, infliction of emotional distress, claims under any other federal or state law pertaining to employment or employment benefits, and any other claims of any kind based on any contract, tort, ordinance, regulation, statute, or constitution; provided, however, that nothing in this letter agreement shall be interpreted to release any claims which you may have for workers compensation benefits or any claims or liabilities for indemnification arising from your acts and/or omissions as an officer or director of the Company to the extent provided by law or the governing documents of the Company. You acknowledge that this letter agreement is a complete defense and shall constitute a full and final bar to any claim by you based on any act, omission, transaction, matter, or event which has occurred or is alleged to have occurred through the Retirement Date.
10.    Cooperation; Non-Disparagement.
(a)    You agree to provide assistance to the Company and its advisors in connection with any audit, investigation or administrative, regulatory or judicial proceeding involving matters within the scope of your duties and responsibilities to the Company during your employment with the Company, or as to which you otherwise have knowledge (including being available to the

Company upon reasonable notice for interviews and factual investigations, and appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process). In the event that the Company requires your assistance in accordance with this section, the Company shall reimburse you for reasonable out-of-pocket expenses (including travel, lodging and meals) incurred by you in connection with such assistance, subject to reasonable documentation and compliance with the Company’s standard expense reimbursement policy.
(b)    You further agree not to make any statement or take any action that criticizes or disparages the Company, any Released Party or their parents, subsidiaries or affiliates, their employees, officers, directors, representatives and agents, their management or their practices or that disrupts or impairs their normal operations; and the Company agrees not to make any statement or take any action that criticizes or disparages you, except that nothing in this letter agreement shall be interpreted to limit either of our rights to confer with counsel or to provide truthful testimony pursuant to subpoena, notice of deposition or as otherwise required by law. This provision is in addition to, and not in lieu of, the substantive protections under applicable law relating to defamation, libel, slander, interference with contractual or business relationships, or other statutory, contractual, or tort theories.
11.    Receipt and Effective Date. You acknowledge that you have read and understand this letter agreement, that you are hereby provided a period of twenty-one (21) calendar days to consider its terms, and that you are hereby advised in writing to discuss its terms with an attorney or other advisor before executing the letter agreement, and that your execution is purely voluntary. This letter agreement will not become effective and enforceable until seven (7) days after your execution, which must occur after the Retirement Date and on or before the expiration of the twenty-one (21) calendar days you are being provided to consider its terms. Additionally, you agree to re-execute this letter agreement after the Termination Date so that the general release set forth in paragraph 9 above shall cover the period through the Termination Date. You further understand that you may revoke this letter agreement within seven (7) calendar days after either date you have signed it by delivering written notice of revocation to Valerie C. Benjamin at 1375 Peachtree Street, Atlanta, Georgia 30309. If the end of such revocation period falls on a Saturday, Sunday or legal holiday in the State of Georgia, the revocation period shall be extended until the next day that is not a Saturday, Sunday or legal holiday in the State of Georgia. Notwithstanding anything contained herein to the contrary, you understand and agree that, if you fail to sign this letter agreement after the Retirement Date and on or before the expiration of the twenty-one (21) calendar days thereafter, or if you revoke the letter agreement before the expiration of the applicable revocation period, this letter agreement shall be canceled and void and neither party shall have any rights or obligations arising under it, and you will not be entitled to receive any payments or benefits under this letter agreement not otherwise payable absent this letter agreement. Notwithstanding any other provision of this letter agreement, no payments or benefits shall be made under paragraphs 2, 3(a) and 6 hereunder for the thirty (30) days immediately following the Retirement Date (if any would have been made). Any payments to be made or benefits to be delivered (including the vesting set forth in Section 6) during such thirty (30) days will be delayed until the expiration of such thirty (30) days period. Any payments that would otherwise have been paid during that time shall be accumulated and paid in a lump sum immediately after the expiration of such period. Any benefit to be delivered during such time may be continued at your expense, with you having the right to reimbursement immediately after the expiration of such period. You further acknowledge that the payments and benefits set forth in paragraphs 2, 3(a) and 6 herein would not be otherwise payable or deliverable in the absence of your agreement of the General Release in paragraph 9. Additionally, notwithstanding anything contained herein to the contrary, if you fail to re-execute this letter agreement after the Termination Date and on or before the expiration of twenty-one (21) calendar days thereafter, or if you revoke the re-execution of the letter agreement before the expiration of the applicable revocation period, this letter agreement shall be cancelled and void, and neither party shall have any rights or obligations arising under it, and you agree that (i) you will not be entitled to receive any further payments or benefits under this letter agreement not otherwise payable absent this letter agreement and (ii) repay the Company the gross amount of any payments or benefits described in paragraphs 2, 3(a) and 6 of this letter agreement (including reimbursement of the benefits you received under paragraph 6 of this letter agreement) that you have previously received under this letter agreement that you would not have been entitled to receive absent this letter agreement.
12.    Severability. Except as set forth below, the terms, conditions, covenants, restrictions, and other provisions contained in this letter agreement are separate, severable, and divisible. If any term, provision, covenant, restriction, or condition of this letter agreement or part thereof, or the application thereof to any person, place, or circumstance, shall be held to be invalid, unenforceable, or void, the remainder of this letter agreement and such term, provision, covenant, or condition shall remain in full force and effect to the greatest extent practicable and permissible by law, and any such invalid, unenforceable, or void term, provision, covenant, or condition shall be deemed, without further action on the part of the parties hereto, modified, amended, limited, or deleted to the extent necessary to render the same and the remainder of this letter agreement valid, enforceable, and lawful.
13.    Taxes. You shall be responsible for any tax consequences of any payments made or benefits delivered pursuant to this letter agreement, except for any applicable taxes that the Company withholds and except as provided in paragraph 21 hereof. You acknowledge and agree that the Company is not undertaking to advise you with respect to any tax consequences of this letter agreement, and that you are solely responsible for determining those consequences and satisfying all of your applicable tax obligations resulting from any payments described herein.
14.    Assignment. Your rights and obligations under this letter agreement are personal to you and may not be transferred by you by assignment or otherwise.
15.    Non-Waiver. Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power, or privilege hereunder or under law shall constitute a waiver of that right, power, or privilege or of the same right, power, or privilege in any other instance. Any waiver by either party hereto must be contained in a written instrument signed by the party to be charged with such waiver and, in the case of the Company, by its then Chief Executive Officer.
16.    Acknowledgments. You acknowledge that you have read this letter agreement and understand its terms. You have been provided with a full and fair opportunity to consult with an attorney of your choosing and to obtain any and all advice you deem appropriate with respect to this letter agreement. In light of the foregoing, you are satisfied with the terms of this letter agreement and agree that its terms are binding upon you.
17.    Non-Disclosure. You covenant and agree that you will not disclose the existence or terms of this letter agreement to any person except (i) licensed attorney(s) for the purpose of obtaining legal advice, (ii) licensed or certified accountant(s) for purposes of preparing tax returns or other financial services, (iii) proceedings to enforce the terms of this letter agreement, or (iv) as otherwise required by law or court order. However, nothing herein shall limit your ability to confer with legal counsel, to testify truthfully under subpoena or court order, or to cooperate with an investigation by a municipal, state or federal agency for enforcement of laws, and you may disclose the existence or terms of this letter agreement to your spouse or other immediate family, including your parents, provided you take reasonable measures to assure that she or they do not disclose the existence or terms of this letter agreement to a third party, except as otherwise allowed herein. The foregoing non-disclosure will not apply to the existence and terms of this letter agreement on and after, but only to the extent that, they become public knowledge upon any filing with the SEC.
18.    Previous Agreements. This letter agreement supercedes any previous agreement(s), whether written or oral, that you may have had with the Company or any parent, subsidiary or affiliate, including your Employment Agreement, and any other such agreement is merged into and extinguished by this letter agreement, except as expressly provided otherwise in this letter agreement.
19.    Governing Law and Interpretation. This letter agreement shall be deemed to be made in, and in all respects shall be interpreted, construed, and governed by and in accordance with the laws of the State of Georgia, notwithstanding any choice of law provisions otherwise requiring application of other laws. It shall be interpreted according to the fair meaning of the terms herein and not strictly in favor of, or against, either party.
20.    Amendments. No amendment or modification of this letter agreement shall be binding or effective for any purpose unless made in a writing signed by the party against whom enforcement of such amendment or modification is sought.
21.    Section 409A. Notwithstanding any other provision of this letter agreement, it is intended that any payment or benefit provided hereto that is considered nonqualified deferred compensation subject to Section 409A of the Code will be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code. For purposes of this letter agreement, all rights to payments and benefits hereunder will be treated as rights to a series of separate payments and benefits to the fullest extent allowable by Section 409A of the Code. To the extent that you incur liability for excise taxes, penalties or interest under Section 409A of the Code because any nonqualified deferred compensation plan of the Company fails to comply with Section 409A, the Company will make a special reimbursement payment to you equal to the sum of (i) your liability for excise taxes, penalties or interest under Section 409A and (ii) all taxes attributable to the special reimbursement payment, at the time such taxes, penalties and interest are required to be remitted to the applicable authorities and by the end of your taxable year next following the year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authorities or, where no such taxes are remitted, the end of your taxable year following the year in which the audit is completed or there is a final and non-appealable settlement or resolution of the litigation.
22.    Beneficiary. You may designate one or more individuals or entities as your beneficiary under this letter agreement and change any prior beneficiary designation, so long as such designation or change in designation is in writing and delivered to Valerie C. Benjamin or her successor, at the address set forth in paragraph 11 above, prior to your death. In the absence of a valid beneficiary designation, or should your designated beneficiary predecease you, your estate shall be your beneficiary. Your beneficiary shall be entitled to receive any payments owed to you after your death, and to exercise any rights you had prior to your death, to the extent such payments or rights are to continue after your death.
Please sign and date in the first space below to accept the terms of this letter agreement and return the executed letter agreement to me for the Company’s files.
Additionally, for purposes of paragraphs 9 and 11 of this Agreement, in order for this letter agreement to become effective and enforceable, you agree that following the Termination Date you will again sign, date and have notarized the letter agreement in the second space below, which executed letter agreement shall also be returned to me.

If you have any questions, please let me know.
Sincerely,
By: /s/ Susan D. Bowick
Lead Director

Acknowledged and Agreed:

By: /s/ Rolla P. Huff
Rolla P. Huff

Date: December 23, 2014

* * * * * * *

IN WITNESS WHEREOF, the undersigned has signed and executed this letter agreement on the date set forth below as an expression of his intent to be bound by the foregoing terms of this letter agreement, including without limitation the general release set forth in paragraph 9 of the letter agreement, except that the words “Retirement Date” shall be replaced by the words “Termination Date” throughout such paragraph 9 in connection with the re-execution of this letter agreement.

By:
Rolla P. Huff

Date:

Sworn to and subscribed
before me this _______ day
of _______________, ______.

________________________________________________
Notary Public
[Seal]

Exhibit A

Company Stock Options

Grant Date	Grant Type	Granted	Grant Price	Unvested	Shares Vesting

2/16/2012	NQ	708,935	$7.51	531,702	531,702

2/16/2012	ISO	53,260	$7.51	39,945	39,945

2/20/2013	NQ	924,729	$6.08	924,729	924,729

2/20/2013	ISO	16,447	$6.08	16,447	16,447

				Total Stock Options Vesting	1,512,823

Exhibit B

Company RSUs

Grant Date	Grant Type	Granted	Performance or Service Vesting	Performance Period Ends	Unvested	Shares Vesting

2/7/2011	RSU	128,572	Service	NA	42,857	42,857

2/7/2011	PSA	128,571	Performance	12/31/2011	128,571	128,571

2/16/2012	PSA	124,834	Performance	12/31/2013	89,880	TBD*

2/16/2012	PSA	41,611	Performance	12/31/2014	41,611	41,611

2/16/2012	PSA	276,316	Performance	12/31/2013	276,316	TBD*

					Total RSUs Vesting	213,039 + TBD*

______________________

*Dependent on level of satisfaction of 2013 performance criteria as determined by the Leadership and Compensation Committee
Exhibit C

Employment Agreement